Exhibit 5.1

April 20, 2020

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel for Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-235904) (as amended, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a proposed maximum aggregate offering price of $25,300,000 of (i) shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the Underwriters (as defined below), (ii) warrants to purchase shares of Common Stock (each a “Warrant,” and each share of Common Stock underlying a Warrant, a “Warrant Share”) and (iii) pre-funded warrants to purchase shares of Common Stock (each a “Pre-Funded Warrant,” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”). The Shares, the Warrants and the Pre-Funded Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the several underwriters named therein (the “Underwriters”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended and corrected, as filed as Exhibits 3.1, 3.2, 3.3, and 3.4 to the Registration Statement, each as currently in effect, (ii) the Company’s Amended and Restated By-laws, filed as Exhibit 3.5 to the Registration Statement, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (v) the form of Pre-Funded Warrant filed as Exhibit 4.7 to the Registration Statement, (vi) the form of Warrant Agency Agreement, including the form of Warrant, filed as Exhibit 4.8 to the Registration Statement, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have further assumed that the Underwriting Agreement and the Pre-Funded Warrants will be executed and delivered by the Company and, with respect to the Underwriting Agreement, the representative of the Underwriters in the form such documents are filed as exhibits to the Registration Statement. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) when the Warrants are duly executed and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, such Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iv) the Pre-Funded Warrant Shares have been duly authorized and, when issued upon the due exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable, and (v) the Warrant Shares have been duly authorized and, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Warrants and Pre-Funded Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP